N  E  W  S      R  E  L  E  A  S  E

Contact:   Robert C. Weiner
                  Vice President, Investor Relations
                   904-332-3287

PSS WORLD MEDICAL ANNOUNCES PRICING OF OFFERING
OF $125 MILLION OF CONVERTIBLE SENIOR NOTES

Offering Priced At 2.25% Coupon And 45% Conversion Premium

Jacksonville, Florida (March 3, 2004) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today the pricing of its private offering of $125 million in aggregate principal amount of 2.25% convertible senior notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible into common stock of PSS World Medical, Inc. upon the occurrence of certain specified events, at an initial conversion price of approximately $17.10 per share, subject to adjustment in certain circumstances. The closing of the offering is expected to occur on or around March 8, 2004. In connection with the offering, PSS World Medical, Inc. also granted to the initial purchasers of the notes an option to purchase up to an additional $25 million in aggregate principal amount of the notes.

        PSS World Medical, Inc. intends to use up to $35 million of the net proceeds from this offering to repurchase, simultaneously with the issuance of the notes in this offering, shares of its common stock. The Company will apply these shares against the remaining shares available for purchase under the Company’s stock repurchase program approved on December 17, 2002, satisfying its stock repurchase program.

        The Company also intends to use approximately $60 million of the proceeds from this offering to reduce indebtedness currently outstanding under its revolving credit facility and the remaining proceeds for general corporate purposes.

        This offering is being made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the common stock that may be issued upon conversion of the notes have been applied for registration under the Securities Act, and state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        All statements in this release that are not historical facts, including, but not limited to, statements regarding the offering and issuance of convertible debt securities and the expected use of proceeds from such offering and issuance, are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

-END-